Exhibit 99.1

POSITRON TRANSCRIPTION/Munc Media
May 7, 2010
8:20 am CT

PATRICK ROONEY, CHAIRMAN AND CEO, POSITRON CORPORATION:  Well, thanks for that round of applause.  We'd like to thank the NASDAQ for giving us the opportunity to introduce Positron Corporation.  My name is Patrick Rooney. I am the Chairman and CEO of Positron.

With me are Joe Oliverio, Chief Technical Officer and Director of PET.  Joe is one of the original partners that guided the further development of our technology and the company since 2006 when new management came into Positron.

To my right is John Zehner.  John is the Director of Pharmaceuticals.  John joined the company through Positron's acquisition of his company Dose Shield in 2008.  John and his team have developed our proprietary automated dose dispensing technology and brings to Positron the nuclear pharmacy expertise that will immediately guide the company into the radiopharmaceutical space.

Positron is a molecular imaging company that specializes in nuclear cardiology.  The company operates through two segments, molecular imaging devices and radiopharmaceuticals.  In 2006, this new management team has taken an existing R&D technology company, refocus on the core competencies, advanced our PET technologies,  made a number of strategic alliances and acquisitions that has transformed Positron into a true business enterprise and one we believe we are the future of the industry.

Right now I'm going to introduce again, Joe Oliverio so he can address our PET segment and after that, John Zehner will address the pharmaceutical segment.  Thanks.

JOE OLIVERIO, CHIEF TECHNICAL OFFICER AND DIRECTOR OF PET, POSITRON CORPORATION:  Thank you, Pat.  Well, Positron has been manufacturing cardiac PET devices since 1983 under the guidance of world-renowned cardiologist K. Lance Gould.  Dr. Gould has shaped our technology from both software and the hardware perspective, and we have an exclusive license for his intellectual property through the University of Texas moving forward.

We've sold devices to world-renowned institutions such as Yale, Beth Israel Medical Center, Madrid and University of Texas.  In 2006 when the new management team came in, we set out to form a joint venture with a company that could excel our ideas.  We formed a joint venture with Neusoft Medical Systems in Shenyang, China.  What that gave us was an immediate decrease in manufacturing costs, a much larger capacity for manufacturing and also a strong engineering team that can deliver all of the improvements that we felt would position us for the market moving forward.

Our newly developed Pet scanner, the Attrius was FDA approved in May of 2009 and it's been about 12 months since then.  There have been a lot of market dynamic changes, so you ask yourself why all of a sudden is our technology in high demand?

Some of the market dynamic changes that I'll speak of are primarily due to the molybdenum shortage that is occurring world-wide.  There are 7 million procedures performed annually using SPECT technology.  Physicians are short of this key radiopharmaceutical which is resulting the cancelling of imaging patients.

Cardiac PET imaging with our  scanner does not use molybdenum.  The key radiopharmaceutical used in cardiac PET imaging is rubidium 82 which does not come from those sources where there are shortages.  So that's a non-issue for PET.

The second reason is radiation exposure.  The government is taking a very close look at cumulative radiation exposure for patients.  The procedure cardiac PET is the lowest radiation exposure of any test that can be performed for the assessment of myocardial infusion.

In addition to that, Obama care is ideal for our product.  Our researcher has shown through peer review literature that when switching from SPECT to PET technology, there's a 27 percent reduction in health care costs and a 50 percent reduction in angiograms and bypass surgeries.  So Positron’s technology is much more cost-effective and appropriate for today's health care environment.

Additionally, and the most significant driving force, is reimbursement.  As I've mentioned, there are 7 million SPECT procedures done annually on patients.  The physicians in 2010 have experienced a drop of 30 percent in their reimbursement while PET has been increased by 20 percent.  So now there is a very significant financial advantage for physicians – or incentives – for them to switch from SPECT to PET and that's a major driving force.

It should be noted that we're the only dedicated cardiac optimized PET scanner available in the market without the need for PET/CT.  The only one in the world.  The target market that we're looking at is facilities that have more than one SPECT camera where they perform at least 10 SPECT procedures per day.

Our market research shows that there are 3,000 cardiology groups with this opportunity in addition to 4,000 hospitals.  So we have quite a significant opportunity to capture this market share, being the only dedicated cardiac PET scanner.

We intend to rapidly expand our sales and marketing efforts to be able to furnish this supply to this increased  demand.  There are other companies also that will help push this demand.  Lantheus Corporation currently is developing a cardiac PET drug.  They're in Phase II clinical trials at the FDA.  Information can be found at clinicaltrial.gov under the key word Lantheus.

They have a case study to fall back on.  They developed the SPECT radiopharmaceutical that I initially spoke about in 1982.  Procedural volumes of SPECT back then were 1,000 to 2,000 and John can also speak to that as a radiopharmacist.

Lantheus took SPECT imaging from 1,000 to 2,000 to 7 million procedures done currently per year.  They have divested their interest from SPECT and are investing in cardiac PET specifically, a cardiac PET drug that performs well  on our scanner.  So we expect not only Positron as a driving force but Lantheus as well. This multi-billion dollar corporation pushing cardiac PET and that will certainly only benefit Positron Corporation.

That's all I have for now.  And John Zehner will now speak to our radiopharmaceutical segment.

JOHN ZEHNER, DIRECTOR OF PHARMACEUTICALS, POSITRON CORPORATION:  Thanks, Joe.  Thanks, Pat.  I represent the pharmacy side of Positron and as you've heard Joe talk about we have several exciting things going on in imaging.  Everything in nuclear medicine requires some type of pharmaceutical to be able to do the image on the device.

So what I'm here to do is just give a brief overview of where we stand with our pharmaceutical products.  What we have is a product line that automates the preparation and injection of the pharmaceuticals to patients.  It kind of acts like a vending machine  – and is able to prepare all the different types of pharmaceuticals that are used in imaging.

We currently have a focus on PET, but I want to be very opportunistic in SPECT.  Our technology has several opportunities asJoe alluded to with the F 18 products from Lantheus going forward.  So we feel that we have a lot of things addressed into the future.

The assist line – as we call it, allows our customers to interrupt the existing supply chain.  What I mean by that is that it allows each customer to pick advantages that they currently would not have when they use our products.  So if you look to a hospital, they can change how they image by going forward with different strategies on timing of their patient imaging.

With the nuclear pharmacies, they are allowed to change their distribution patterns, they can save costs with labor, and with manufacturers as it opens a wide variety of customer opportunities and different outlets.  Our market represents the entire 7,000 opportunities that Joe discussed earlier, and we also have several more opportunities world-wide.  Thanks.

ROONEY:  Thank you.  Well in closing, Positron's strategy is to utilize all of our innovative equipment to penetrate the molecular imaging market in a way that has never been done before.

Positron has the right management with the necessary expertise to meet our objectives.  Positron's currently working with a number of strategic alliances that mutually benefit all parties in our expanding businesses.

Positron has an agreement with an industry-leading strategic partner.  Positron has agreed with this partner that due to a recent expansion of the relationship and competitive advantages that it is in the best interest of all parties not to disclose any further details at this time.  We'll do so in the very near future.

Based on market research and unique positioning in the marketplace, Positron’s targeted revenue projections are approximately $200 million over the next three years and an excess of $1 billion in the next five years.  These sales numbers reflect Positron's PET devices and radiopharmaceutical sales and includes accelerated growth that will come from strategic partners.

Positron has the potential for even greater growth as it expands into new markets with the broader indications that we will expect to be fully supported by Medicare and private payers.  In our time here we've discussed all aspects of the company that we are at liberty to discuss.  I believe that we have demonstrated some of the core value of Positron.  We have shown how we are in an ideal position to be a leader in the molecular imaging industry.  Please continue to follow our news releases for further information.  Thank you.  Please feel free to ask any questions you like.

UNIDENTIFIED PARTICIPANT:  I have a quick question as it relates to your business and going forward.  Do you guys plan on doing any future financings or are you looking for any capital to raise?

ROONEY:  Sure.  Actually at this time, we are well-capitalized.  In the future with some of these expansion plans that are in the works, if you will, we will possibly be looking for – other capital.  But this will happen, quite frankly, down the road as we expand with certain alliances in the future.

UNIDENTIFIED PARTICIPANT:  And another question's related to the PET space and why you've actually dedicated your efforts in that space now instead of the PET/CT area.

ROONEY:  Yes, you know what – I'm going to let Joe take that one.

OLIVERIO:  Yes, I can answer that.  PET/CT devices are very expensive.  We have a significantly less expensive device.  It's important to know that the PETCT devices are mainly used for oncologic imaging or for cancer imaging –they are not cardiac optimized.

Our systems are cardiac optimized.  Also the CT portion is associated with high radiation exposure.  Additional costs for service contracts, additional real estate needed within the physician office.  So we believe that the dedicated PET scanner is an ideal market entry to take advantage of the current market trends.

I don't believe that physicians will spend the additional capital for PET/CT nor is it necessary especially in today's tight health care environment.

UNIDENTIFIED PARTICIPANT:  I have a question about the overall market – the molecular imaging market.  How big is it from a broad view?  Where do you see it growing over the next 10 years?  And what is your current market share as a follow-up?

OLIVERIO: I can speak to that.  I think we've already mentioned that there are 7,000 potential customers, not only for our PET device in addition to – for our radiopharmaceutical distribution device.

Seven million procedures currently performed annually, so as of right now there's only about 120,000 cardiac PET procedures done, so the amount of growth potential there is enormous, in addition to the 7 million SPECT procedures or 14 million injections that are performed.  But from a market size standpoint I don't have that information right now.

ROONEY:  From our standpoint we look to sell approximately 1,000 PET scanners over the next five years.

UNIDENTIFIED PARTICIPANT:  Just in terms of your revenue projections you said you're at $200 million now and expect to be up to $5 billion in so – I forget what time frame.  How much is that going to be organic growth and how much is going to be dependent upon M&A or joint ventures?

ROONEY:  Well, that's a good question.  No, in fact over the next three years we're looking at $200 million and the next five years $1 billion in revenue.  A majority of those numbers are from organic growth, yet our  acceleration will be pretty significant in the next, next 18 months as we will know the extent of our certain strategic alliances and partners that we're working. These relationships will definitely assist us on a radiopharmaceutical side that advances us significantly.

Radiopharmaceuticals could really be a – will be a game changer and certain other radiopharmaceuticals that we're dealing with now could really expand that number even greater. I mean we're in this for the long haul, obviously – even longer than five years.

And  we believe with our numbers we are going to have the largest market share – the largest market share in this market – with over 7,000 possibilities on the PET side.  The pharma side we believe will have the largest market share of 10,000 opportunities.  Anything else?

UNIDENTIFIED PARTICIPANT:  One other quick question as it relates to partnerships and joint ventures, et cetera that you were discussing earlier.  Is there anything that we should be looking for – to over the upcoming weeks or months in that regard or can you talk about that?

ROONEY:  Yes, the next few weeks to a month or so we will have more information on certain alliances that we have.  And we'll keep you posted.  Thank you.

END